UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2014

Giggles N Hugs, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-138944	20-1681362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Santa Monica Blvd., Suite 155, Los Angeles, CA 90067

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-553-4847

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On May 27, 2014, Giggles N Hugs, Inc. (the “Company”), commenced a “best efforts” offering (the “Offering”) of up to $2,600,000 representing 6,700,000 shares of the Company’s Common Stock (the “Offering Amount”). There is no minimum amount that must be raised prior to closing. The terms of the Offering, as amended, provide that the Offering will terminate on the sale of the maximum offering amount. The Offering is being made pursuant to Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, and the JOBS Act. On April 30, 2014, WestPark Capital, Inc. (“WestPark”) agreed to act as exclusive placement agent for the Company in connection with the Offering.

Upon a closing of the Offering where WestPark introduced investors in the Offering, the Company will pay WestPark a cash fee equal to ten (10%) percent of the gross proceeds received from the sale of the Company’s securities by WestPark (the “Cash Fee”), plus a banking and administrative fee of one percent (1%). Additionally, the Company will issue to WestPark a warrant to purchase a number of the Company’s securities (the same securities sold in the Offering) equal to three percent (3%) of the number of securities sold in the Offering by WestPark. This warrant will be exercisable for a period of seven (7) years at an exercise price equal to $0.01 per share and contains a cashless exercise provision (the “Placement Agent Warrants”, and together with the Cash Fee, the “Fees”).

The Parties agreed that the Company may sell securities directly to friends, family, and contacts of the Company. WestPark will not receive any compensation or Fees in connection with any securities sold to any investors by the Company in this Offering.

Further, for a period of twenty-four (24) months after the engagement of WestPark terminates, the Company agreed to pay WestPark the Fees in connection with any securities sold to investors introduced to the Company by WestPark prior to the termination of engagement and which such investors were identified and approved by the Company.

Additional information regarding the Offering can be found at http://www.wpcapital.com/current-deal.html.

Item 7.01 Regulation FD Disclosure.

The information provided under Item 3.02, above, is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Giggles N Hugs, Inc.

Date: May 29, 2014

	By:	/s/ Joey Parsi
	Name:	Joey Parsi
	Title:	Chief Executive Officer